Exhibit 10.3
ENVIRONMENTAL INDEMNITY AGREEMENT

This Environmental Indemnity Agreement ("Environmental Indemnity" or "Agreement") is given in connection with the extension of a term loan (the "Loan") by WACHOVIA BANK, a national association having an office at 5 Research Drive, Shelton, Connecticut 06484 (the "Bank"), to SONOMAWEST HOLDINGS INC., a Delaware  corporation, having an address at 2064 Highway 116 North, Sebastopol, California  95472 (the "Borrower" or “Indemnitor”), which Loan is made pursuant to the terms and conditions of, and is evidenced by, a certain Promissory Note in the original principal amount of Two Million Five Hundred Thousand and 00/100 Dollars ($2,500,000.00) payable by the Borrower to the order of the Bank dated of even date herewith (the "Note").

A.           The term "Bank" shall mean Wachovia Bank and its successors and assigns.

B.           The term "Collateral" shall mean any and all real, personal, tangible and intangible property, now existing or hereafter acquired or arising, that secures the Obligations of the Indemnitors under the Note and the other Loan Documents.

C.           The term "Environmental Enforcement Action" shall mean all actions, orders, requirements or liens instituted, threatened, required, completed, imposed or placed by any governmental authority and all claims made or threatened by any other person against or with respect to the Property or the Surrounding Property, or any present or past owner or occupant thereof, arising out of or in connection with any of the Environmental Legal Requirements, any environmental condition, or the assessment, monitoring, clean-up, containment, remediation or removal of, or damages caused or alleged to be caused by, any Hazardous Materials (i) located on or under the Property or the Surrounding Property, (ii) emanating from the Property or the Surrounding Property, or (iii) generated, stored, transported, utilized, disposed, managed, or released by any Indemnitor (whether or not on, under or from the Property or the Surrounding Property).

D.           The term "Environmental Legal Requirements" shall mean all past (which have current effect), present or future federal, state, county and local laws, by-laws, rules, regulations, codes and ordinances, or any judicial or administrative interpretations thereof, and the requirements of any governmental agency or authority having or claiming jurisdiction with respect thereto, applicable to the regulation or protection of the environment, the health and safety of persons and property and all other environmental and ecological matters and shall include, but not be limited to, all orders, decrees, judgments and rulings imposed through any public enforcement proceedings, relating to Hazardous Materials or the existence, use, discharge, release, containment, transportation, generation, storage, management or disposal thereof, or otherwise regulating or providing for the protection of the environment applicable to the Property and relating to Hazardous Materials, or to the existence, use, discharge, release or disposal thereof.  Environmental Legal Requirements presently include, but are not limited to, the following laws:  Comprehensive Environmental Response Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 1801 et seq.), the Public Health Service Act (42 U.S.C. § 300(f) et seq.), the Pollution Prevention Act (42 U.S.C. § 13101 et seq.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. § 136 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Federal Clean Water Act (33 U.S.C. § 1251 et seq.), the Federal Clean Air Act (42 U.S.C. § 7401 et seq.) and the applicable laws of the State of California.

E.           The term "Environmental Reports" shall mean the reports, if any, most recently delivered to the Bank.

F.           The term "Hazardous Materials" shall mean and include asbestos in any form, flammable materials, explosives, radioactive or nuclear substances, polychlorinated biphenyls, other known or suspected carcinogens, oil and other petroleum products, radon gas, urea formaldehyde, chemicals, gases, solvents, pollutants, pesticides or contaminants in quantities that could be a detriment or pose a present or potential danger to the environment or to the health or safety of any person, and any other hazardous or toxic materials, hazardous or solid wastes or substances which are defined, determined or identified as such in any Environmental Legal Requirements.

G.           The term "Indemnified Party" shall mean:  (i) the Bank; (ii) all those claiming by, through or under the Bank, including any subsequent holder of the Loan and any present or future owner of a participation interest therein; (iii) any subsequent owner or tenant of all or any portion of the Property following the exercise by the Bank of its rights under the Mortgage, the Note or any other Loan Document including, but not limited to, a foreclosure sale or deed in lieu thereof; and (iv) as to each of the foregoing, their respective affiliate, parent and subsidiary corporations, and, as applicable, the respective officers, directors, stockholders, agents, employees, accountants and attorneys of any one or more of them, and any person, firm or entity which controls, is controlled by, controlling, or under common control with, any one or more of them.

H.           The term "Loan Documents" shall mean this Agreement, the Note, the Mortgage and all other instruments, documents and agreements evidencing, securing or related to or executed in connection with the Loan.

I.           The term "Mortgage" shall mean that certain Deed of Trust, Assignment of Rents, Security Agreement and Fixture Filing dated of even date herewith granted by the Borrower to the Bank to secure the Obligations of the Borrower under the Loan, as the same may be amended and supplemented from time to time, relating to the Property.

J.           The term “Obligations" shall mean all obligations and liabilities of every kind and nature of the Indemnitors under the Note, the Mortgage and all other Loan Documents whether now existing or hereafter arising.

K.           The term "Property" shall mean the property owned by the Borrower located at 2064 Highway 116 North, Sebastopol, California, as more particularly set forth in the Mortgage and any other real property in which the Bank now or hereafter receives a mortgage in connection with the Loan or any of the other Obligations.

O.           The term "Surrounding Property" shall mean any property contiguous to the perimeter of the Property.

P.           The terms "generated," "stored," "transported," "utilized," "disposed," "managed," “released,” and "threat of release," and all conjugates thereof, shall have the meanings and definitions set forth in the Environmental Legal Requirements.

FOR VALUE RECEIVED, and to induce the Bank to make the Loan and otherwise extend credit to the Borrower as provided for in the Loan Documents, the Indemnitors hereby jointly and severally and unconditionally agree as follows:

1.           Compliance with Environmental Legal Requirements.

1.1
Compliance.  Until such time as the Obligations have been paid in full, each Indemnitor guaranties and agrees that it shall comply in all material respects with all Environmental Legal Requirements, including, but not limited to, Environmental Legal Requirements applicable to the Property, and that it shall take all remedial action necessary to avoid any liability of the Indemnitors, the Bank, or any subsequent owner of the Property, and to avoid the imposition of, or to discharge, any liens on the Property, as a result of any failure to comply with Environmental Legal Requirements applicable to the Property.

1.2	Prohibitions. Without limiting the generality of the foregoing, each Indemnitor agrees that it shall not:

(a)	except in material compliance with all Environmental Legal Requirements, release or permit any release or threat of release of any Hazardous Materials on the Property;

(b)	other than in the ordinary course of its business and in material compliance with all Environmental Legal Requirements, generate or permit any Hazardous Materials to be generated on the Property;

(c)	except in material compliance with all Environmental Legal Requirements, store or utilize, or permit any Hazardous Materials to be stored or utilized on the Property;

(d)	other than in the ordinary course of business and in material compliance with all Environmental Legal Requirements, dispose of or permit any Hazardous Materials to be disposed of on the Property;

(e)	fail to operate, maintain, repair and use the Property in all material respects in accordance with the Environmental Legal Requirements; or

(f)	allow, permit or suffer any other person or entity to operate, maintain, repair and use the Property except in accordance in all material respects with the Environmental Legal Requirements.

1.3         Notice of Conditions.  Each Indemnitor shall provide the Bank with prompt written notice, but in no event later than ten (10) business days after obtaining any knowledge or notice thereof, of any of the following conditions:  (i) the presence (other than in the ordinary course of its business), or any release or threat of release, of any Hazardous Materials on, under or from the Property, or any Surrounding Property, whether or not caused by any Indemnitor; (ii) any Environmental Enforcement Action instituted or threatened; or (iii) any condition or occurrence on the Property, or any Surrounding Property, that would reasonably be expected to or does constitute a violation of any of the Environmental Legal Requirements with respect to the Property.

2.           The Indemnitors' Agreement to take Remedial Actions.

2.1
Remedial Actions.  Upon any Indemnitor becoming aware of the violation of any Environmental Legal Requirement related to the Property, or the presence, or any release or any threat of release, of any Hazardous Materials on, under, or from the Property or any Surrounding Property, whether or not caused by such Indemnitor, such Indemnitor shall, subject to the rights to contest set forth in Section 5, immediately take all actions:  (A) to cure or eliminate any such violation of any such Environmental Legal Requirement related to the Property and, where applicable, to arrange for the assessment, monitoring, clean-up, containment, removal, remediation, or restoration of the Property and, (B) to the extent that the presence of any Hazardous Materials on the Surrounding Property originated on, under, or from the Property, or constitutes a danger to the Surrounding Property, as are required pursuant to any Environmental Legal Requirements or by any governmental authority.

2.2
Environmental Assessments.  The Bank shall have the right to require the Indemnitors, at their own cost and expense, to obtain a professional environmental assessment of the Property in accordance with the Bank's then standard environmental assessment requirements and sufficient in scope to comply with the requirements of Section 3.1, upon the occurrence of any one or more of the following events:  (i) an Event of Default; or (ii) upon receipt of any notice of any of the conditions specified in Section 1.3 of this Agreement.

3.           The Bank's Rights to Inspect the Property and Take Remedial Actions.

3.1
The Bank's Rights.  The Bank may exercise its rights and remedies under this Section 3 upon and following the existence of one or more of the following events or conditions: (i) failure to pay the Loan when due and payable in full either at its stated maturity or upon acceleration based upon an Event of Default; (ii) an Indemnified Party, or an affiliate thereof, has taken possession of all or some portion of the Property based upon an Event of Default; (iii) an Indemnified Party has acquired title to all or some portion of the Property by virtue of foreclosure or deed in lieu of foreclosure; or (iv) a claim has been asserted against an Indemnified Party for which indemnification is provided in this Agreement, but the Indemnitors have not undertaken to pursue and are not pursuing reasonable efforts to remediate, defend and otherwise indemnify any such Indemnified Party and to provide such Indemnified Party with reasonable assurances of the Indemnitors' ability, financially and otherwise, to satisfy the Indemnitors' obligations.  In any of such events, the Bank shall have the right, but not the obligation, through such representatives or independent contractors as it may designate, to enter upon the Property and to expend funds to:

3.1.1
Assessments.  Cause one or more environmental assessments of the Property to be undertaken, if the Bank in its reasonable discretion determines that such assessment is appropriate.  Such environmental assessments may include, without limitation, (i) detailed visual inspections of the Property, including without limitation all storage areas, storage tanks, drains, drywells and leaching areas; (ii) the taking of soils an surface and sub-surface water samples; (iii) the performance of soil and groundwater analysis; and (iv) the performance of such other investigations or analysis as are necessary or appropriate and consistent with sound professional environmental engineering practice in order for the Bank to obtain a complete assessment of the compliance of the Property and the use thereof with all Environmental Legal Requirements and to make a determination as to whether or not there is any risk of contamination (a) to the Property resulting from Hazardous Materials originating on or under, or emanating from, any Surrounding Property or (b) to any Surrounding Property resulting from Hazardous Materials originating on, under, or from the Property;

3.1.2
Cure.  Cure any breach of the representations, warranties, covenants and conditions made by or imposed upon any Indemnitor under this Agreement, including, without limitation, any violation by any Indemnitor, or by the Property, or by any other occupant, prior occupant or prior owner thereof, of any of the Environmental Legal Requirements applicable to the Property;

3.1.3
Prevention and Precaution.  Take all actions as are required pursuant to Environmental Legal Requirements (i) prevent the migration of Hazardous Materials on, under, or from the Property to any other property; (ii) clean-up, contain, remediate or remove any Hazardous Materials on, under, or from any other property, which Hazardous Materials originated on, under, or from the Property; or (iii) prevent the migration of any Hazardous Materials on, under, or from any other property to the Property;

3.1.4
Environmental Enforcement Actions.  Comply with, settle, or otherwise satisfy any Environmental Enforcement Action relating to the Property and, if the environmental condition thereon is caused by any Indemnitor, any Surrounding Property, including, but not limited to, the payment of any funds or penalties imposed by any governmental authority and the payment of all amounts required to remove any lien or threat of lien on or affecting the Property; and

3.1.5
General.  Comply with, settle, or otherwise satisfy any Environmental Legal Requirement and correct or abate any environmental condition on, or which threatens, the Property and which could reasonably be expected to or does cause damage or injury to the Property or to any person.

3.2
Recovery of Costs.  Any amounts paid or advanced by the Bank and all costs and expenditures incurred in connection with any action taken pursuant to the terms of this Agreement, including, but not limited to, environmental consultants' and experts' fees and expenses, attorneys' fees and expenses, court costs and all costs of assessments, monitoring, clean-up, containment, remediation, removal and restoration, with interest thereon at the highest default rate set forth in the Mortgage and the Note, shall be a demand obligation of the Indemnitors to the Bank and, to the extent not prohibited by law (and so long as the Mortgage remains undischarged of record), shall be added to the obligations secured by the Mortgage when paid by the Bank and shall be secured by the lien of such Mortgage and all other documents now or hereafter securing any of the Obligations as fully and as effectively and with the same priority as every other obligation secured thereby.

3.3
The Bank Not Responsible.  The exercise by the Bank of any one or more of the rights and remedies set forth in this Section 3 shall not operate or be deemed (a) to place upon the Bank any responsibility for the operation, control, care, service, management, maintenance or repair of the Property or (b) make the Bank the "owner" or "operator" of the Property or otherwise a “responsible party” within the meaning of any of the Environmental Legal Requirements.

3.4
The Bank's Subrogation.  Furthermore, the Bank, by making any such payment or incurring any such costs, shall be subrogated to all rights of the Indemnitors or any other occupant of the Property to seek reimbursement from any other person, including, without limitation, any predecessor owner or occupant of the Property who may be a “responsible party” under any of the Environmental Legal Requirements, in connection with the presence of Hazardous Materials on or under, or which emanated from, the Property.

3.5
The Bank May Stop.  Without limiting the generality of the other provisions of this Agreement, any partial exercise by the Bank of any one or more of the rights and remedies set forth in this Section 3, including, without limitation, any partial undertaking on the part of the Bank to cure any failure by any Indemnitor, or of the Property, or any other occupant, prior occupant or prior owner thereof, to comply with any of the Environmental Legal Requirements, shall not obligate the Bank to complete such actions taken or require the Bank to expend further sums to cure such non-compliance.

4.           Indemnification.  At all times before and after the indefeasible repayment of the Loan, each Indemnitor hereby agrees that it shall, at its sole cost and expense, indemnify, defend, exonerate, protect and save harmless each Indemnified Party against and from any and all damages, losses, liabilities, obligations, penalties, claims, litigation, demands, defenses, judgments, suits, proceedings, costs, disbursements or expenses of any kind or nature whatsoever, including, without limitation, attorneys' and experts' fees and disbursements, which may at any time be imposed upon, incurred by or asserted or awarded against any Indemnified Party and arising from or out of:

4.1	Environmental Liability.	Any liability arising under Environmental Legal Requirements, whenever discovered, that relates to the Property;

4.2
Hazardous Materials.  Any Hazardous Materials on, in, under or affecting, all or any portion of the Property or, if any such Hazardous Materials emanated from the Property, any other property, on or before the date hereof, or which may hereafter affect all or any portion of the Property or, if any such Hazardous Materials emanated from the Property, any other property, whenever discovered in violation of any Environmental Legal Requirements;

4.3
Environmental Legal Requirements.  The violation of any Environmental Legal Requirement by any Indemnitor or by any employee, contractor, agent or representative of any Indemnitor, or with respect to the Property or any Surrounding Property, existing on or before the date hereof or which may so exist in the future, whenever discovered; provided, however, that, with respect to any Surrounding Property, only to the extent that the environmental condition is caused by such Indemnitor or by such Indemnitor's employee, contractor, agent or representative.

4.4	Breach of Warranty, Representation or Covenant. Any breach of warranty or representation or covenant made by any Indemnitor under or pursuant to this Agreement; and

4.5
General.  The enforcement of this Agreement or the assertion by any Indemnitor of any defense to the obligations of any Indemnitor hereunder, whether any of such matters arise before or after foreclosure of the Mortgage or other taking of title to or possession of all or any portion of the Property by the Bank or any other Indemnified Party, and specifically including therein, without limitation, the following:  (i) reasonable costs incurred for any of the matters set forth in Section 3 of this Agreement; and (ii) reasonable costs and expenses incurred in ascertaining the existence or extent of any asserted violation of any Environmental Legal Requirements relating to the Property and any remedial action taken on account thereof, including, without limitation, the costs, fees and expenses of engineers, geologists, chemists, other scientists, attorneys, surveyors, and other professionals, or testing and analyses performed in connection therewith.

5.           Right to Contest.  Any Indemnitor may contest in good faith any claim, demand, levy or assessment under any Environmental Legal Requirements, including, but not limited to, any claim with respect to Hazardous Materials, by any person or entity if:

5.1	Material Question In Good Faith. The contest is based upon a material question of law or fact raised by such Indemnitor in good faith;

5.2	Diligent Pursuit. Such Indemnitor properly commences and thereafter diligently pursues the contest;

5.3	No Impairment. The contest will not materially impair the taking of any required remedial action with respect to such claim, demand, levy or assessment;

5.4
Adequate Resources.  Such Indemnitor demonstrates to the Bank's reasonable satisfaction that such Indemnitor has the financial capability to undertake and pay for such contest and any remedial action then or thereafter necessary;

5.5	Resolve By Maturity. There is no reason to believe that the contest will not be resolved prior to the maturity of the Loan; and

5.6	No Event Of Default. No Event of Default exists under the Loan Documents.

6.           Waivers.  Each Indemnitor hereby waives and relinquishes to the fullest extent now or hereafter not prohibited by applicable law:

6.1	Suretyship Defenses. All suretyship defenses, defenses based on impairment of collateral and defenses in the nature thereof;

6.2
Marshalling.  Any right or claim of right to cause a marshalling of any Indemnitor's assets or of any Collateral or to cause the Bank to proceed against any of the Collateral for the Loan before proceeding under this Agreement against any Indemnitor;

6.3
Notice.  Notice of the acceptance hereof, presentment, demand for payment, protest, notice of protest, or any and all notice of nonpayment, nonperformance, nonobservance or default or other proof or notice of demand whereby to charge any Indemnitor therefor;

6.4
Jury Trial.    THE PARTIES ACKNOWLEDGE THAT BY AGREEING TO BINDING ARBITRATION THEY HAVE IRREVOCABLY WAIVED ANY RIGHT THEY MAY HAVE TO JURY TRIAL WITH REGARD TO A DISPUTE AS TO WHICH BINDING ARBITRATION HAS BEEN DEMANDED.

EXCEPT AS PROHIBITED BY LAW, EACH INDEMNITOR HEREBY WAIVES ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY LITIGATION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES. EACH INDEMNITOR CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF BANK HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT BANK WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER. EACH INDEMNITOR ACKNOWLEDGES AND STIPULATES THAT THE WAIVERS GRANTED ABOVE ARE MADE KNOWINGLY, VOLUNTARILY AND INTENTIONALLY AND AFTER FULL CONSULTATION WITH COUNSEL AND CONSTITUTE A MATERIAL INDUCEMENT FOR BANK TO ACCEPT THE NOTE AND MAKE THE LOAN.

7.           Cumulative Rights.  The Bank's rights under this Agreement shall be in addition to and not in limitation of all of the rights and remedies of the Bank under the other Loan Documents.  All rights and remedies of the Bank shall be cumulative and may be exercised in such manner and combination as the Bank may determine.

8.           No Impairment.  The liability of each Indemnitor hereunder shall in no way be limited or impaired by, and each Indemnitor hereby assents to and agrees to be bound by, any amendment or modification of the provisions of the Loan Documents to or with the Bank by the Borrower or any person who succeeds the Borrower as owner of the Property.  In addition, the liability of each Indemnitor under this Agreement shall in no way be limited or impaired by:

8.1	Extensions. Any extensions of time for performance required by any of the Loan Documents;

8.2	Amendments. Any amendment to or modification of any of the Loan Documents;

8.3	Transfer. Any sale or assignment of the Loan, or any sale, assignment or foreclosure of the Note or the Mortgage, or any sale or transfer of all or part of the Property;

8.4
Exculpatory Language.  Any exculpatory, or nonrecourse, or limited recourse, provision in any of the Loan Documents limiting the Bank's recourse to the Property encumbered by the Mortgage or to any other property or limiting the Bank's rights to a deficiency judgment against the Indemnitors or any other party;

8.5	Inaccuracies. The accuracy or inaccuracy of any of the representations or warranties made by or on behalf of any Indemnitor under the Loan Documents or otherwise;

8.6
Release.  The release of any Indemnitor, or of any other person or entity, from performance or observance of any of the agreements, covenants, terms or conditions contained in any of the Loan Documents by operation of law, the Bank's voluntary act, or otherwise;

8.7	Bankruptcy or Reorganization. The filing of any bankruptcy or reorganization proceeding by or against any Indemnitor, any general partner of any Indemnitor or any subsequent owner of the Property;

8.8	Substitution. The release or substitution in whole or in part of any collateral or security for the Loan;

8.9
Failure to Perfect.  The Bank's failure to record the Mortgage or file any UCC financing statements (or the Bank's improper recording or filing of any thereof) or to otherwise perfect, protect, secure, or insure any security interest or lien given as security for the Loan;

8.10
Release of Parties.  The release of any Indemnitor by anyone other than the Bank or by operation of law, or the release of any other party now or hereafter liable upon or in respect of this Agreement or the Loan; or

8.11	Invalidity. The invalidity or unenforceability of all or any portions of any of the Loan Documents as to any Indemnitor or to any other person or entity.

Any of the foregoing may be accomplished with or without notice to any Indemnitor or with or without consideration.

9.           Delay Not Waiver.  No delay on the Bank's part in exercising any right, power or privilege hereunder or under any of the Loan Documents shall operate as a waiver of any such privilege, power or right.  No waiver by the Bank in any instance shall constitute a waiver in any other instance.

10.           Warranties and Representations.  Each Indemnitor represents and warrants to the Bank, the same to be true as of the date hereof and throughout the period that any of the Loan Documents shall remain in force and effect, that except as otherwise disclosed in the Environmental Reports to the Bank:

10.1
Compliance with Environmental Requirements.  To the best of Indemnitor’s actual knowledge, the Indemnitors have been and are in compliance with and have no liability or obligation (other than continued compliance) arising under Environmental Legal Requirements;

10.2
No Hazardous Materials at Property.  To the best of each Indemnitor's actual knowledge, other than in the ordinary course of its business and the business of its tenants and in material compliance with all Environmental Legal Requirements, no Hazardous Materials have been or are currently generated, stored, transported, utilized, disposed of, managed, released or located on, under or from the Property, whether or not in reportable quantities, or in any manner introduced onto the Property, including, without limitation, any septic, sewage or other waste disposal systems servicing the Property;

10.3
No Violations Claimed Re: Property or the Indemnitors. Except as set forth on Schedule 1, no Indemnitor has received any notice, request for information, demand letter, administrative inquiry, or complaint from the California Environmental Protection Agency, the United States Environmental Protection Agency or any other governmental authority claiming that (i) the Property or any use thereof violates any of the Environmental Legal Requirements or (ii) any Indemnitor or any of his, her or its respective employees, affiliates, or agents have violated any of the Environmental Legal Requirements with respect to the Property or any Surrounding Property;

10.4
No Liability to Governmental Authorities.  To the best of each Indemnitor's knowledge, no Indemnitor has incurred any liability to the State of California, the government of any town in which the Property is located, the United States of America or any other governmental authority under any of the Environmental Legal Requirements, and no Indemnitor has entered into or been subject to any environmental consent decree, notice of violation, compliance order, or administrative order with respect to the Property;

10.5
No Release of Hazardous Materials.  To the best of Indemnitor’s actual knowledge, there has been no release or threat of release of Hazardous Materials at the Property, except in compliance with all Environmental Legal Requirements;

10.6	No Lien on Property. To the best of each Indemnitor's knowledge, no lien against the Property has arisen under or related to any of the Environmental Legal Requirements;

10.7
No Enforcement Actions.  To the best of each Indemnitor's knowledge, there are no Environmental Enforcement Actions pending, or to the best of each Indemnitor's information, knowledge and belief, threatened;

10.8
No Knowledge of Hazardous Materials at Surrounding Property.  No Indemnitor has actual knowledge or belief that any Hazardous Materials have been or are currently generated, stored, transported, utilized, disposed of, managed, released or located on, under or from any Surrounding Property in violation of or allegedly in violation of any of the Environmental Legal Requirements;

10.9
No Knowledge of Violations Re Surrounding Property.  No Indemnitor has actual knowledge or belief of any action or order instituted or threatened by any person or governmental authority arising out of or in connection with the Environmental Legal Requirements involving the assessment, monitoring, cleanup, containment, remediation or removal of or damages caused or alleged to be caused by any Hazardous Materials generated, stored, transported, utilized, disposed of, managed, released or located on, under or from any Surrounding Property;

10.10
No Underground Storage Tanks.  To the best of Indemnitor’s actual knowledge, there are no underground storage tanks on or under any Property, except any which have been disclosed in writing to the Bank before the date hereof;

10.11
No Dangerous Conditions.  To the best of Indemnitor’s actual knowledge, no environmental condition exists on the Property which could cause any damage or injury to the Property, any Surrounding Property or to any person;

10.12	Valid and Binding. This Agreement constitutes the legal, valid and binding obligation of each Indemnitor in accordance with the respective terms hereof;

10.13
No Violations.  The performance of the obligations evidenced hereby will not constitute a violation of any law, order, regulation, contract, organizational document or agreement to which any Indemnitor is a party or by which it or its property is or may be bound;

10.14
No Litigation.  To the best of Indemnitor’s actual knowledge, there is no litigation or administrative proceeding now pending or threatened against any Indemnitor which if adversely decided could materially impair the ability of any Indemnitor to pay or perform his, her or its obligations hereunder;

11.           Notices.  All notices, demands, requests, and other communications given under this Agreement shall be in writing and given as provided in the Mortgage, and addressed as specified therein.

12.           No Oral Change.  No provision of this Agreement may be changed, waived, discharged, or terminated orally by telephone or by any other means except by an instrument in writing signed by the party against whom enforcement of the change, waiver or discharge or termination is sought.

13.           Parties Bound; Benefit.  This Agreement shall be binding upon each Indemnitor and its successors and assigns, and shall be for the benefit of the Bank, and of any subsequent holder of the Loan and of any owner of a participation interest therein. In the event the Loan is sold or transferred, then the liability of the Indemnitors to the Bank shall then be in favor of both the Bank originally named herein and each subsequent holder of the Loan and of any interest therein.

14.           Partial Invalidity.  Each of the provisions hereof shall be enforceable against each Indemnitor to the fullest extent now or hereafter permitted by law.  If the Indemnitor consists of one or more parties, all of the obligations, covenants and warranties of the Indemnitor contained in this Agreement shall be the joint and several obligations of the parties constituting the "Indemnitor".  The invalidity or unenforceability of any provision hereof shall not limit the validity or enforceability of each other provision hereof.

15.           Governing Law and Consent to Jurisdiction.  This Agreement and the rights and obligations of the parties hereunder shall in all respects be governed by and construed and enforced in accordance with the laws of the State of California without giving effect to California principles of conflicts of law.  The parties further agree that the Bank may enforce its rights under this Agreement and the other Loan Documents, including, but not limited to, the rights to sue any or all Indemnitors, in accordance with applicable law.  Each Indemnitor hereby irrevocably submits to the nonexclusive jurisdiction of any California state or any federal Court sitting in California over any suit, action or proceeding arising out of or relating to this Agreement and each Indemnitor hereby agrees and consents that in addition to any methods of service of process provided for under applicable law, all service of process in any such suit, action or proceeding in any California state or federal court sitting in California may be made by certified or registered mail, return receipt requested, directed to such Indemnitor at the address referred to in Section 11 above and service so made shall be completed five (5) days after the same shall have been so mailed.

16.           Survival.  The provisions of this Agreement shall continue in effect and shall survive (among other events) any payment and satisfaction of the Loan and the Obligations, any termination or discharge of the Mortgage, foreclosure, a deed-in-lieu transaction, or release of any Collateral.

17.           Right of the Indemnitor to Terminate this Agreement.  The liability of each Indemnitor shall automatically terminate hereunder upon fulfillment of each of the following conditions to the reasonable satisfaction of the Bank:

(i)
The Bank shall have received Non-Contestable Payment in full of all Obligations, including but not limited to repayment in full of the Loan. The term "Non-Contestable" shall mean the receipt of payment of the Loan or other satisfaction of Obligations and the expiration of all periods of time within which a claim for the recovery of a preferential payment, or fraudulent conveyance, or fraudulent transfer, in respect of payments received by the Bank as to the Obligations could be filed or asserted with (A) no such claim having been filed or asserted, or (B) if so filed or asserted, the final, non-appealable decision of court of competent jurisdiction denying the claim or assertion.

(ii)	No Environmental Enforcement Action shall be pending or threatened in writing with respect to the Property.

(iii)
The Loan has been repaid without the Bank or any affiliate thereof ever having taken actual or constructive possession of the Property through either:  (A) the appointment of a receiver, or (B) any other exercise of the Bank's rights and remedies following an Event of Default under any of the Loan Documents.

(iv)
At least thirteen (13) months have passed since the date the principal, interest and fees due the Bank in respect of the Loans was paid (without regard to the passage of time required to establish Non-Contestable Payment) and no claim has been asserted for which any indemnification is provided for in this Agreement.

18.           Counterparts.  This Agreement may be executed and delivered in any number of counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute but one and the same agreement.  Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

19.           Arbitration. Upon demand of any party hereto, whether made before or after institution of any judicial proceeding, any claim or controversy arising out of or relating to the Loan Documents between parties hereto (a “Dispute”) shall be resolved by binding arbitration conducted under and governed by the Commercial Financial Disputes Arbitration Rules (the “Arbitration Rules”) of the American Arbitration Association (the “AAA”) and the Federal Arbitration Act.  Disputes may include, without limitation, tort claims, counterclaims, a dispute as to whether a matter is subject to arbitration, or claims arising from documents executed in the future, but shall specifically exclude claims brought as or converted to class actions.  A judgment upon the award may be entered in any court having jurisdiction.  All arbitration hearings shall be conducted in the city named in the address of Bank first stated above.  A hearing shall begin within 90 days of demand for arbitration and all hearings shall conclude within 120 days of demand for arbitration.  These time limitations may not be extended unless a party shows cause for extension and then for no more than a total of 60 days.  The expedited procedures set forth in Rule 51 et seq. of the Arbitration Rules shall be applicable to claims of less than $1,000,000.00.  Arbitrators shall be licensed attorneys selected from the Commercial Financial Dispute Arbitration Panel of the AAA.  The parties do not waive applicable Federal or state substantive law except as provided herein.  Notwithstanding the preceding binding arbitration provisions, the parties agree to preserve, without diminution, certain remedies that any party may exercise before or after an arbitration proceeding is brought.  The parties shall have the right to proceed in any court of proper jurisdiction or by self-help to exercise or prosecute the following remedies, as applicable: (i) all rights to foreclose against any real or personal property or other security by exercising a power of sale or under applicable law by judicial foreclosure including a proceeding to confirm the sale; (ii) all rights of self-help including peaceful occupation of real property and collection of rents, set-off, and peaceful possession of personal property; (iii) obtaining provisional or ancillary remedies including injunctive relief, sequestration, garnishment, attachment, appointment of receiver and filing an involuntary bankruptcy proceeding; and (iv) when applicable, a judgment by confession of judgment.  Any claim or controversy with regard to any party’s entitlement to such remedies is a Dispute.

Witness the execution and delivery hereof as of the 21st day of May, 2008.

WITNESSES:                                         INDEMNITOR

                                       SONOMAWEST HOLDINGS, INC.,
                                            a Delaware corporation

                                            By  /s/ Walker R. Stapleton
                                                  Walker R. Stapleton
                                              Its: Chief Executive Officer

SCHEDULE 1

Phase I Environmental Site Assessment Update dated August 22, 2005, by Western GeoLogic, LLC